EXHIBIT 10.3

Execution Version

COASTAL STATES BANK

EXECUTIVE SEVERANCE PLAN

1.
Establishment; Purpose.

(a)
Establishment. CoastalStates Bank (the “Bank”) hereby establishes the CoastalStates Bank Executive Severance Plan (the “Plan”), as set forth in this document, effective as of January 1, 2018 (the “Effective Date”).

(b)
Purpose. The Plan is designed to provide for financial protection to certain key executives of the Bank in the event of unexpected job loss, in order to encourage the continued attention of participants who are expected to make substantial contributions to the success of the Bank and thereby provide for stability and continuity of management. With respect to executives identified as Tier 1 Participants and Tier 2 Participants, this Plan supersedes all prior plans, policies and practices of the Bank, including provisions of any employment agreement between the Participant and the Bank with respect to severance or separation pay for the Participant. The Plan is the only severance program for such Participants.

2.
Definitions. For purposes of the Plan, the following terms have the meanings set forth below:

(a)
“Accrued Benefits” has the meaning given to that term in Section 4(a)(i) hereof.

(b)
“Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Bank, as determined by the Committee.

(c)
“Annual Base Salary” means, at any time, the Participant’s then annual rate of base salary in effect as of the Date of Termination, including any amounts deferred under the qualified retirement plan or nonqualified deferred compensation plan, but excluding amounts (i) received under short-term or long- term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Bank as payment toward reimbursement of expenses.

(d)
“Annual Incentive” means an annual, cash-based incentive payment under the Bank’s short-term cash-based annual incentive plan.

(e)
“Board” means the Board of Directors of the Bank, as constituted at any time.

(f)
“Bonus Amount” means, for a Tier 1 or Tier 2 Participant, an amount equal to his or her Annual Incentive.

(g)
“Cause” shall mean a good faith determination by the Board that any of the following has occurred:

(i)
a material breach of the terms of this Plan by the Participant;

(ii)
failure by the Participant to perform the Participant’s duties and responsibilities as assigned to him or her in a diligent and professional manner;

(iii)
conduct by the Participant that (A) constitutes fraud or dishonesty and (B) is demonstrably likely to lead to material injury to the Bank or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Participant;
(iv)
conduct by the Participant that constitutes willful misconduct or insubordination, or gross malfeasance of duty;

(v)
conviction of (or plea of nolo contendere by) the Participant of a crime involving breach of trust or moral turpitude or a felony;

(vi)
illegal drug use, habitual abuse of controlled substances or insobriety, sexual harassment or other sexual misconduct; or

(vii)
conduct by the Participant that results in the permanent removal of the Participant from his or her position as an officer or employee of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank.

(h)
“Change in Control” means the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a subsidiary of the Company (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 Act, as amended (“Beneficial Owners”)), respectively, of the outstanding Company Stock and the Company’s then outstanding securities eligible to vote for the election of directors (“Company Voting Securities”) immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from or surviving such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any subsidiary of the Company, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity. A Change in Control shall not include a public offering of any class or series of the Company’s equity securities pursuant to a registration statement filed by the Company under the Securities and Exchange Act of 1933, as amended.

(i)
“CIC Severance Amount” means an amount equal to (x) 1.5 times the sum of (1) the Participant’s Base Salary in effect as of the Date of Termination, and (2) the average of the Annual Incentive earned by Participant for each of the three fiscal years immediately preceding the year in which the Date of Termination occurs, for Tier 1 Participants, or (y) 1.0 times the sum of (1) the Participant’s Base Salary in effect as of the Date of Termination, and (2) the average of the Annual Incentive earned by Participant for each of the three fiscal years immediately preceding the year in which the Date of Termination occurs, for Tier 2 Participants.

(j)
“Code” means the Internal Revenue Code of 1986, as amended.

(k)
“Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan.
(l)
“Company” means CoastalStates Bank and its Affiliates, and any successor to its business or assets, by operation of law or otherwise.

(m)
“Date of Termination” means the effective date of the termination of the Participant’s employment with the Bank.

(n)
“Disability” means, as reasonably determined by the Board, that the Participant has become unable to perform the essential functions of his or her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of one hundred and twenty (120) substantially consecutive days.

(o)
“Effective Date” means January 1, 2018.

(p)
“Employee” means a full-time salaried employee of the Bank.

(q)
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(r)
“Exempt Person” means any employee benefit plan of the Bank or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Bank.

(s)
“Good Reason” means the occurrence of any of the following, without the Participant’s consent:

(i)
a material diminution in the Participant’s Base Salary, unless the Bank faces exigent financial conditions, in which case Participant’s Base Salary may be reduced pari passu with the other senior executive officers of the Bank;

(ii)
a material diminution in the Participant’s authority, duties, or responsibilities such that the Participant’s authority, duties or responsibilities are no longer commensurate with those typically provided by an executive officer of the Bank;

(iii)
the relocation of the Participant’s principal office to a facility or location more than fifty (50) miles away from the Bank’s principal office; provided, however, that Good Reason shall not include (A) any relocation of the Participant’s principal office which is proposed or initiated by the Participant; or (B) any relocation that results in the Participant’s principal place office being closer to the Participant’s then-principal residence; or

(iv)
any action or inaction that constitutes a material breach by the Company or Bank of this Plan.

Notwithstanding anything in this Plan to the contrary, a termination by a Participant shall not constitute termination for Good Reason unless the Participant shall first have delivered to the Bank written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than thirty (30) days after the initial occurrence of such event) (the “Good Reason Notice”), and the Bank has not taken action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Participant within thirty (30) days following its receipt of such Good Reason Notice. Good Reason shall not include the

Participant’s death or Disability. The Participant’s Date of Termination for Good Reason must occur within a period of ninety (90) days after the occurrence of an event of Good Reason.

(t)
“Letter Agreement” shall mean the letter from the Bank to a selected executive notifying such executive of his or her selection for participation in this Plan and including a written acknowledgement that such executive is entitled to the benefits, and subject to the obligations, of a Participant under this Plan in substantially the form attached hereto as Exhibit B.

(u)
“Non-Exempt Deferred Compensation” means non-exempt “deferred compensation” for purposes of Section 409A of the Code.

(v)
“Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Plan relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 calendar days after the giving of such notice).

(w)
“Other Benefits” has the meaning given to that term in Section 4(a)(iii) hereof.

(x)
“Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Bank.

(y)
“Participant” means any individual who (i) is an Employee at the time he or she is designated by the Board or the Committee as a Tier 1 Participant or Tier 2 Participant in this Plan, and (ii) signs and delivers to the Bank a Letter Agreement.

(z)
“Protective Covenants” means the protective covenants contained in Section 7 hereof.

(aa) “Qualified Termination” means any termination of a Participant’s employment: (i) by the Bank other than for Cause, Disability or death; or (ii) by the Participant for Good Reason.

(bb) “Release” has the meaning given to that term in Section 5 hereof.

(cc) “Severance Amount” means one fourth (1/4) of the Participant’s Annual Base Salary.

(dd) "Severance Payment Period” means three (3) months, commencing on the Date of Termination.

(ee) “Subsidiary” means any corporation, limited liability company, partnership or other entity, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Bank.

(ff) “Target Annual Incentive” means a Participant’s then-current target Annual Incentive opportunity.

(gg) “Tier 1 Participant” means any Employee of the Bank serving in the position of a senior officer designated by the Committee as a Tier 1 Participant.

(hh) “Tier 2 Participant” means any Employee of the Bank serving in the position of a senior officer designated by the Committee as a Tier 2 Participant.

3.
Participation.

(a)
Designation of Participants. Eligibility to participate in the Plan shall be limited to those key Employees of the Bank who (i) are designated as Tier 1 or Tier 2 Participants by the Committee, in its sole discretion, and (ii) following such designation, deliver to the Bank a properly executed copy of the Letter Agreement confirming the Employee’s eligibility for this Plan and agreement to the terms of the Plan and the Letter Agreement within thirty (30) days after receipt thereof. The Committee shall limit the class of persons designated as Participants in the Plan to a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA. In lieu of expressly designating Tier 2 Participants for Plan participation, the Committee may establish eligibility criteria (consistent with the provisions of this Section 3(a)) providing for participation of one or more Employees qualifying as Tier 2 Participants who satisfy such criteria. Notwithstanding the foregoing, an Employee who is a party to an employment agreement, offer letter, or other arrangement with the Bank that provides for severance benefits shall not be eligible to participate in this Plan, unless such Employee is designated as a Participant by the Committee and such Employee executes any and all documentation as required by the Bank to waive all rights to severance benefits under such employment agreement, offer letter, or other arrangement.

(b)
Duration of Participation. A Participant shall cease to be a Participant in this Plan if: (i) the Participant ceases to be employed by the Bank, unless such Participant is then entitled to a severance benefit as provided in Section 4(a) of this Plan; or (ii) the Committee removes the Employee as a Participant by notice to the Employee in accordance with Section 17 hereof. Further, participation in this Plan is subject to the unilateral right of the Committee to terminate or amend the Plan in whole or in part as provided in, and subject to the limitations of, Section 18 hereof. Notwithstanding anything herein to the contrary, a Participant who is then entitled to a severance benefit as provided in Section 4(a) of this Plan shall remain a Participant in this Plan until the amounts and benefits payable under this Plan have been paid or provided to the Participant in full. Any severance benefits to be provided to a Participant under this Plan are subject to all of the terms and conditions of the Plan, including Sections 5, 7 and 8.

(c)
No Employment Rights. Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Bank to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).

4.
Severance Benefits.

(a)
Qualified Termination. Subject to compliance with Sections 5, 7 and 8 hereof, in the event that a Participant incurs a Qualified Termination, the Participant shall be entitled to the compensation and benefits set forth in this Section 4(a).

(i)
Accrued Benefits. The Bank shall pay or provide to the Participant the sum of: (A) the Participant’s Annual Base Salary earned through the Date of Termination, to the extent not previously paid; (B) any Annual Incentive payable for services rendered in the fiscal year preceding the fiscal year in which the Date of Termination occurs that has not been paid on or prior to the Date of Termination based on actual performance against the target levels; (C) any accrued but unused vacation time in accordance with Bank policy; and (D) reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Bank policy (the sum of the amounts described in clauses (A) through (D) shall be referred to as the “Accrued Benefits”). The Accrued Benefits shall be paid in a single lump sum within 60 calendar days after the Date of Termination or such earlier date as may be required by the applicable Bank plan or policy or by applicable law.

(ii)
Severance Payments. The Bank shall pay to the Participant an amount equal to the Severance Amount. The Severance Amount shall be subject to applicable withholding and shall be payable during the Severance Payment Period in approximately equal installments in accordance with the Bank regular payroll practices, commencing with the Bank’s first regular payroll that occurs after the sixtieth (60th) day following the Date of Termination; provided that the first such payment shall consist of all amounts payable to the Participant pursuant to this Section 4(a)(ii) between the Date of Termination and the first payroll date to occur after the sixtieth (60th) day following the Date of Termination; provided, however, that if such termination occurs within twelve months following a Change in Control, then the Bank shall pay to the Participant an amount equal to the CIC Severance Amount in a lump sum in cash within sixty (60) days after the Date of Termination, the exact payment date to be determined by the Bank.

(iii)
Other Benefits. To the extent not previously paid or provided, the Bank shall pay or provide, or cause to be paid or provided, to the Participant (or his or her beneficiary or estate) any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Bank (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(b)
Other Terminations. If a Participant’s employment is terminated for Cause or as a result of the Participant’s Disability or death, or if the Participant voluntarily terminates his or her employment other than for Good Reason, then the Bank shall pay or provide to the Participant the Accrued Benefits, payable in accordance with Section 4(a)(i) of this Plan, and the Other Benefits, and no further amounts shall be payable to the Participant under this Section 4 after the Date of Termination.

(c)
Notice of Termination. Any termination by the Bank for Cause or by Participant for Good Reason shall be communicated by Notice of Termination to the Participant and to the Bank in accordance with Section 17 and as stated in the Good Reason definition, respectively. The failure by the Bank or the Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Bank or the Participant hereunder or preclude the Bank or the Participant from asserting such fact or circumstance in enforcing the Bank’s or the Participant’s rights hereunder.

(d)
Resignation from All Positions. Notwithstanding any other provision of this Plan, upon the termination of a Participant’s employment for any reason, unless otherwise requested by the Bank, the Participant shall immediately resign from all officer and director positions that he or she may hold with the Bank. As a condition of receiving any severance benefits under this Plan, each Participant shall execute any and all documentation to effectuate such resignations upon request by the Bank, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.

5.
Release. Notwithstanding anything contained herein to the contrary, the Bank shall not be obligated to provide any severance payment or benefit under Section 4(a)(ii) hereof unless the Participant has executed and not revoked, within forty-five (45) days after the Date of Termination, a separation agreement which includes a general release of claims, in form and substance reasonably acceptable to the Bank (the “Release”).

6.
No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

7.
Protective Covenants.

(a)
Acknowledgments.

(i)
Condition of Employment and Other Consideration. The Participant acknowledges and agrees that he or she has received good and valuable consideration for entering into the agreements contained in this Section 7.

(ii)
Access to Confidential Information, Relationships, and Goodwill. The Participant acknowledges and agrees that he or she is being provided and entrusted with Confidential Information (as that term is defined in Section 7(b) hereof), including highly confidential customer information that is subject to extensive measures to maintain its secrecy within the Company, is not known in the trade or disclosed to the public, and would materially harm the Company’s legitimate business interests if it was disclosed or used in violation of this Section 7. The Participant also acknowledges and agrees that he or she is being provided and entrusted with access to the Company’s customer and employee relationships and goodwill. The Participant further acknowledges and agrees that the Company would not provide access to the Confidential Information, customer and employee relationships, and goodwill in the absence of the Participant’s execution of and compliance with this Section 7. The Participant further acknowledges and agrees that the Company’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the covenants contained in this Section 7.

(iii)
Potential Unfair Competition. The Participant acknowledges and agrees that as a result of his or her employment with the Company, his or her knowledge of and access to Confidential Information, and his or her relationships with the Company’s customers and employees, the Participant would have an unfair competitive advantage if the Participant were to engage in activities in violation of this Section 7.

(iv)
No Undue Hardship. The Participant acknowledges and agrees that, in the event that his or her employment with the Company terminates, the Participant possesses marketable skills and abilities that will enable him or her to find suitable employment without violating the covenants set forth in this Section 7.

(v)
Geographic Scope of Service. Executive acknowledges and agrees that, by virtue of his or her senior executive status with the Company and his or her substantial access to Confidential Information, customer and employee relationships, and goodwill described above, he or she will engage in business on behalf of the Company throughout the entire geographic area in which the Company conducts business, including but not limited to the Restricted Territory (as that term is defined in Section 7(b) hereof).

(b)
Definitions. The following capitalized terms used in this Section 7 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(i)
“Competitive Services” means the provision of all credit-related policies, practices, administration and management services on behalf of any person or entity principally engaged in the community banking or commercial banking business, including, without limitation, originating, underwriting, closing and selling loans, receiving deposits and otherwise engaging in the business of banking, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company as of the Participant’s Termination Date, or during the two (2) years immediately prior to the Participant’s Termination Date.

(ii)
“Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (A) is or has been disclosed to the Participant or of which the Participant becomes or has become aware as a consequence of his or her employment with the Company; (B) has value to the Company; and (C) is not generally known outside of the Company and is not publicly available. “Confidential Information” shall include, but is not limited to, the following types of information regarding, related to, or concerning the Company: trade secrets; financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

(iii)
“Material Contact” means contact between the Participant and a customer or potential customer of the Company (A) with whom or which the Participant has or had dealings on behalf of the Company; (B) whose dealings with the Company are or were coordinated or supervised by the Participant; (C) about whom the Participant obtains Confidential Information in the ordinary course of business as a result of his or her employment with the Company; or (D) who receives products or services of the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within the two (2) years prior to the Participant’s Termination Date.

(iv)
“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(v)
“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(vi)
“Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom the Participant has had Material Contact on behalf of the Company during his or her employment with the Company.

(vii)
“Protected Work” means any and all ideas, inventions, formulas, Confidential Information, source codes, object codes, techniques, processes, concepts, systems, programs, software,

software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by the Participant, or by others working with the Participant or under his or her direction, during the period of his or her employment and relating to the Company’s business, relating to work performed by Executive for the Company, or using the Company’s resources or time.

(viii)
“Restricted Period” means any time during the Participant’s employment with the Bank, and if the Participant’s employment is terminated for any reason, the Restricted Period shall mean during the Participant’s employment plus twelve (12) months following the Termination Date.

(ix)
“Restricted Territory” means all counties in South Carolina (and any other State) in which the Company maintains one or more branches or has filed the requisite notices or applications with the appropriate regulatory authority to open one or more branches at the time of the conduct in question (if the conduct occurs while the Participant is still employed by the Company) or the Termination Date (if the conduct occurs after the Participant’s Termination), as applicable.

(c)
“Protective Covenants” means the protective covenants contained in subsections (c) through (h) of this Section 7.

(xi)
“Termination” means the termination of the Participant’s employment with the Company, for any reason, whether with or without cause, upon the initiative of either party.

(xii)
“Termination Date” means the date of the Participant’s Termination.

(c)
Restriction on Disclosure and Use of Confidential Information. The Participant agrees that the Participant shall not, directly or indirectly, use any Confidential Information on the Participant’s own behalf or on behalf of any Person other than Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information or for three (3) years following the Termination Date, whichever is shorter. The Participant further agrees that he or she shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Section 7 is not intended to, and does not, alter either the Company’s rights or the Participant’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, the Participant shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Participant shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Participant.

(d)
Non-Competition. The Participant agrees that during the Restricted Period, he or she will not, without prior written consent of the Company, directly or indirectly (i) carry on or engage in Competitive Services within the Restricted Territory on his or her own behalf or on behalf of any Person or any Principal or Representative of any Person, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory; provided, however, that the foregoing shall not prohibit the Participant from directly or indirectly owning five percent or less of the equity ownership interests of company, provided that the Participant does not provide management or consulting services to such company and does not belong to the board of directors (or functionally equivalent governing body) of such company. The Participant acknowledges that the Restricted Territory is reasonable.

(e)
Non-Solicitation of Protected Customers. The Participant agrees that during the Restricted Period, he or she shall not, without the prior written consent of the Company, directly or indirectly, on his or her own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

(f)
Non-Recruitment of Employees. The Participant agrees that during the Restricted Period, he or she shall not, directly or indirectly, whether on his or her own behalf or as a Principal or Representative of any Person, solicit, induce or hire away or attempt to solicit, induce or hire away any employee of the Company.

(g)
Proprietary Rights.

(i)
Ownership and Assignment of Protected Works. The Participant agrees that any and all Confidential Information and Protected Works are the sole property of the Company, and that no compensation in addition to the Participant’s base salary is due to the Participant for development or transfer of such Protected Works. The Participant agrees that he or she shall promptly disclose in writing to the Company the existence of any Protected Works. The Participant hereby assigns all of his or her rights, title and interest in any and all Protected Works, including all patents or patent applications, and all copyrights therein, to the Company. The Participant shall not be entitled to use Protected Works for his or her own benefit or the benefit of anyone except the Company without written permission from the Company and then only subject to the terms of such permission. The Participant further agrees that he or she will communicate to the Company any facts known to him or her and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications, and all other instruments or papers to carry into full force and effect the assignment, transfer, and conveyance hereby made or to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by the Company. The Participant agrees that he or she will not oppose or object in any way to applications for registration of Protected Works by the Company or others designated by the Company. The Participant agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to the Company for all damages and expenses, including reasonable attorneys’ fees, if Protected Works are made available to third parties by him or her without the express written consent of the Company.

Anything herein to the contrary notwithstanding, the Participant will not be obligated to assign to the Company any Protected Work for which no equipment, supplies, facilities, or Confidential Information of the Company was used and which was developed entirely on the Participant’s own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by the Participant for the Company. The Participant likewise will not be obligated to assign to the Company any Protected Work that is conceived by the Participant after the Participant leaves the employ or service of the Company, except that the Participant is so obligated if the same relates to or is based on Confidential Information to which the Participant had access by virtue of his or her employment with the Company. Similarly, the Participant will not be obligated to assign any Protected Work to the Company that was conceived and reduced to practice prior to his or her employment, regardless of whether such Protected Work relates to or would be useful in the business of the Company. The Participant acknowledges and agrees that there are no Protected Works conceived and reduced to practice by him or her prior to his or her employment with the Company.

(ii)
No Other Duties. The Participant acknowledges and agrees that there is no other contract or duty on his or her part now in existence to assign Protected Works to anyone other than the Company.

(iii)
Works Made for Hire. The Company and the Participant acknowledge that in the course of his or her employment with the Company, the Participant may from time to time create for the Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without the Company’s facilities and before, during or after normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire by the Participant, and the Participant shall cooperate with the Company in the protection of the Company’s copyrights in such works and, to the extent deemed desirable by the Company, the registration of such copyrights.

(h)
Return of Materials. The Participant agrees that he or she will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the Termination Date, or at any other time the Company requests such return, any and all property of the Company that is in his or her possession or subject to his or her control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Protected Works and Confidential Information belonging to the Company or that the Participant received from or through his or her employment or service with the Company. The Participant will not make, distribute, or retain copies of any such information or property. To the extent that the Participant has electronic files or information in his or her possession or control that belong to the Company, contain Confidential Information, or constitute Protected Works (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Termination Date, or at any other time the Company requests, the Participant shall (A) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (B) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, or other media, devices, or equipment, such that such files and information are permanently deleted and irretrievable; and (C) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted. The Participant agrees that he or she will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if he or she does not return the materials to the Company or take the required steps with respect to electronic information or files on or prior to the Termination Date or at any other time the materials and/or electronic file actions are requested by the Company or if the Participant otherwise fails to comply with this provision.

(i)
Enforcement of Protective Covenants.

(i)
Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Protective Covenants will be inadequate, and that in the event the Participant breaches, or threatens to breach, any of the Protective Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, the Participant from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The Participant understands and agrees that if he or she violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The Participant understands and agrees that, if the Parties become involved in legal action regarding the enforcement of the Protective Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from the Participant any amounts previously received by the Participant pursuant to Section 4(a)(ii) and its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s ability to enforce its rights under the Protective Covenants or applicable law against the Participant shall not be impaired in any way by the existence of a claim or cause of action on the part of the Participant based on, or arising out of, this Plan or any other event or transaction.

(ii)
Severability and Modification of Covenants. The Participant acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Protective Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Plan or such Protective Covenant. If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Plan shall be valid and enforceable.

(j)
Disclosure of Plan. The Participant acknowledges and agrees that, during Restricted Period, he or she will disclose the existence and terms of this Plan to any prospective employer, business partner, investor, or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor, or lender. The Participant further agrees that the Company shall have the right to make any such prospective employer, business partner, investor, or lender of the Participant aware of the existence and terms of this Plan.

8.
Agreement Not to Disparage. The Participant hereby agrees that at all times after becoming a Participant in this Plan he or she will not make any statement, whether verbally or in written form, or otherwise take any action that may reasonably be considered to disparage or impugn the Bank or any of its subsidiaries or affiliates; the management, practices, services, or reputation of the Bank or any of its subsidiaries or affiliates; or any of the Bank’s or any of its subsidiaries’ or affiliates’ employees, officers, directors, agents, or affiliates. Notwithstanding the foregoing, this Section 8 shall not limit the rights of the Participant to provide truthful testimony or make truthful statements which are compelled by a court of competent jurisdiction, arbitrator, regulatory agency or other tribunal or investigative body in accordance with any applicable statute, rule, or regulation.

9.
Effect on Other Plans, Agreements and Benefits.

(a)
Relation to Other Benefits. Unless otherwise provided herein, nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Bank for which the Participant may qualify, nor, except as explicitly set forth in this Plan, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Bank. Further, the Participant’s voluntary termination of employment, with or without Good Reason as might be applicable, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Bank, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Bank, and any termination which otherwise qualifies as Good Reason shall be treated as such even it is also a “retirement” for purposes of any such plan. Any economic or other benefit to a Participant under this Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit- sharing, retirement, workers compensation or other benefit or compensation plan maintained by the Bank (except to the extent provided otherwise in any such plan with respect to Accrued Benefits).

(b)
Non-Duplication. Notwithstanding the foregoing provisions of Section 8(a), and except as specifically provided below, any severance benefits received by a Participant pursuant to this Plan shall be in lieu of any general severance policy or other severance plan maintained by the Bank (other than a stock option, restricted stock, share or unit, performance share or unit, long-term incentive award, annual incentive award, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Further, as a condition of participating in this Plan, each Participant who is a party to an employment agreement or offer letter with the Bank that otherwise would provide for severance benefits acknowledges and agrees that the severance benefits payable under this Plan shall be in lieu of and in full substitution for (and not in duplication of), any right to severance benefits under any such employment agreement or offer letter with the Bank.

10.
Certain Tax Matters.

(a)
Code Section 409A.

(i)
General. This Plan shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Bank nor Parent nor any of their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant as a result of the application of Section 409A of the Code.

(ii)
Definitional Restrictions. Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable hereunder by reason of a Participant’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service”.
(iii)
Treatment of Installment Payments. Each payment under Section 4(a)(ii) of this Plan, including, without limitation, each installment payment, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(iv) Timing of Release of Claims. Whenever in this Plan a payment or benefit is conditioned on the Participant’s execution of a Release, such Release must be executed and all revocation periods shall have expired within sixty (60) days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Bank may elect to make or commence payment at any time during such period.

(iv)
Timing of Reimbursements and In-kind Benefits. If the Participant is entitled to be paid or reimbursed for any taxable expenses under this the Plan, and such payments or reimbursements are includible in the Participant’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the Participant to reimbursement of expenses under the Plan shall be subject to liquidation or exchange for another benefit.

(v)
Permitted Acceleration. The Bank shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to a Participant of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

(vi)
Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six- month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within thirty (30) days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(b)
Code Section 280G.

(i)
Notwithstanding anything in this Plan to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Bank to or for the benefit of the Participant (whether payable or distributable pursuant to the terms of this Plan or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Bank because of Section 280G of the Code (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 10(b)(ii) below). For purposes of this Section 10(b), present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 10(b), the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b) All determinations required to be made under this Section 10(b), including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Bank and the Participant (the “Determination Firm”) which shall provide detailed supporting calculations both to the Bank and the Participant within 15 business days of the receipt of notice from the Participant that a Payment is due to be made, or such earlier time as is requested by the Bank. All fees and expenses of the Determination Firm shall be borne solely by the Bank. Any determination by the Determination Firm shall be binding upon the Bank and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 10(b) (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

11.
Administration. The Committee shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Committee is hereby granted the authority (a) to determine whether a particular Employee is a Participant, and (b) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Committee may delegate, subject to such terms as the Committee shall determine, any of its authority hereunder to one or more officers of the Bank. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such delegates as it relates to those aspects of the Plan that have been delegated. The Committee’s determination of the rights of any person hereunder shall be final and binding on all persons.

12.
Claims for Benefits.

(a)
Filing a Claim. Any Participant or beneficiary who wishes to file a claim for benefits under the Plan shall file his or her claim in writing with the Bank. Any such claim should be sent to the Bank’s General Counsel.
(b)
Review of a Claim. The Bank shall, within 90 calendar days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 calendar days after such receipt), send a written notification to the Participant or beneficiary as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant or beneficiary to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant or beneficiary may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.

(c)
Appeal of a Denied Claim. If a Participant or beneficiary wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Committee within 60 calendar days after receipt of such denial. The Participant or beneficiary (or his or her duly authorized legal representative) may submit, in writing, issues and comments in support of his or her position. A Participant or beneficiary who fails to file an appeal within the 60-day period set forth in this Section 12(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.

(d)
Review of a Claim on Appeal. Within 60 calendar days after receipt of a written appeal (unless the Committee determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 calendar days after such receipt), the Committee shall notify the Participant or beneficiary of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant,
(ii)
specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.

13.
Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Bank, in any case in accordance with the terms and conditions of the Plan.

14.
Successors.

(a)
Company Successors. This Plan shall bind any successor of the Bank, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Bank would be obligated under this Plan if no succession had taken place. The Bank shall require any such successor to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.

(b)
Participant Successors. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 14(b), the Bank shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process. This Plan shall inure to the benefit of a Participant’s heirs, executors, administrators and legal representatives and beneficiaries.
15.
Unfunded Status. All payments pursuant to the Plan shall be made from the general funds of the Bank and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Bank as a result of participating in the Plan.

16.
Withholding. The Bank may withhold from any amounts payable under this Plan all federal, state, city or other taxes as the Bank are required to withhold pursuant to any law or government regulation or ruling.

17.
Notices. Any notice provided for in this Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Participant shall be sent to the address of Participant most recently provided to the Bank. Notices to the Bank should be sent to CoastalStates Bank, 5 Bow Circle, Hilton Head Island, South Carolina, 29928, Attention: Mr. Steven LaSota, Chief Administrative Officer. Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by first class mail.

18.
Amendments; Termination. The Committee expressly reserves the unilateral right, at any time, without the consent of the impacted Participant or Participants, to amend or terminate the Plan in whole or in part, including without limitation to remove individuals as Participants or to modify or eliminate all or any benefits under Section 4 hereof; provided that (a) no such action shall impair the rights of a Participant who previously has incurred a Qualified Termination unless such amendment, modification, removal or termination is agreed to in a writing signed by the Participant and the Bank and (b) the Plan may not be terminated or amended within twelve months after a Change in Control in any manner that would adversely affect the benefits available to any Participant under the Plan. If such notice is delivered by the Bank, this Plan (or the participation of selected executives), along with all corresponding rights, duties, and covenants shall automatically be amended or expire as stated in such notice. Notwithstanding the above, the Committee may modify the Plan at any time without the Participants’ consent to comply with the requirements of Section 409A of the Code and any other rule, regulation, or statute, as determined by the Committee in its sole and absolute discretion. Section 7 and Section 19 shall survive the termination of this Plan.

19.
Applicable Law; Forum Selection; Consent to Jurisdiction. The Plan shall be governed by and construed and interpreted in accordance with the laws of the State of South Carolina without giving effect to its conflicts of law principles. Employee agrees that the exclusive forum for any action to enforce this Plan, as well as any action relating to or arising out of this Plan, shall be the state or federal courts of the State of South Carolina. With respect to any such court action, the Participant hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both the Bank and the Participant agree that the state and federal courts of the State of South Carolina are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

20.
Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

21.
Regulatory Action.

(a)
If a Participant is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Plan with respect to such Participant shall terminate, as of the effective date of such order.

(b)
If a Participant is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Bank under this Plan with respect to such Participant shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall reinstate (in whole or in part) any of its obligations which were suspended.

(c)
If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Plan shall terminate as of the date of default.

(d)
All obligations under this Plan shall be terminated, except to the extent a determination is made that continuation of the Plan is necessary for the continued operation of the Bank (1) by the director of the FDIC or her or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Bank when the Bank is determined by the Director to be in an unsafe and unsound condition.

(e)
Notwithstanding anything contained in this Plan to the contrary, no payments shall be made pursuant to any provision herein in contravention of the requirements of Section 2[18(k)] of the FDIA (12 U.S.C. 1828(k)). In particular, the provisions pertaining to the potential for payments shall have no force or effect as long as either the agreement concerning the potential for payments or the actual payment of such amounts would be considered a “golden parachute payment,” with the meaning of 12

C.F.R. Section 359.1(f).

21.
Headings. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

**************

The foregoing is hereby acknowledged as being the CoastalStates Bank Executive Severance Plan as adopted by the Compensation Committee of the Board of Directors of CoastalStates Bank on January 23, 2018.

COASTALSTATES BANK

By: /s/ Stephen R. Stone

President and CEO

EXHIBIT A

INITIAL PARTICIPANTS IN THE COASTAL STATES BANK

EXECUTIVE SEVERANCE PLAN

EXHIBIT B

FORM OF LETTER AGREEMENT